XERIUM ANNOUNCES PLANNED CLOSURE OF WARWICK, QUEBEC CANADA PMC FACILITY

YOUNGSVILLE, N.C., June 30, 2015 (BUSINESSWIRE) -- Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today announced that it has initiated closure proceedings with the representative union officials at its PMC facility in Warwick, Quebec Canada. Production will be transferred to Xerium’s lower-cost plants outside of North America.
“The Warwick plant has a great history of making high-quality products. Unfortunately, it also is a very high-cost plant that has a cost structure that is almost twice as high as Xerium’s low cost plants due to several key factors including: pension and benefit costs, machine uptime, productivity, and a declining local-market business. The machine clothing business is mostly build-to-forecast wherein customers order ahead of time, thereby allowing for servicing of the demand from low cost facilities. Several of Xerium’s competitors provide very high-quality products and have much more advantaged cost structures and plant locations. The only way to fight back against this structural setback is to be more productive – i.e. – to get more production out for the same amount of manhours/cost. Unfortunately, this was not the case at Warwick. Most of Warwick’s production will move to Europe. Xerium will continue to fix its global cost issue in the machine clothing business. We still have a few more plants that have serious issues.” said Harold Bevis, Xerium’s President and Chief Executive Officer.
“As with all plant closures,” continued Mr. Bevis, “these are difficult decisions which have a significant impact on our people, their families, and the communities where they live and work. Unfortunately, this is a straight-forward business decision given the economic realities involved. These actions will help increase the company’s competitiveness and enable it to be a better supplier to its customers”.
ABOUT XERIUM
Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 26 manufacturing facilities in 12 countries around the world, Xerium has approximately 3,100 employees.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may differ materially from these forward-looking statements and estimates as a result of various important factors, including, without limitation, the factors discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings, all of which are on file with the SEC and are available in the investor relations section of our website at www.xerium.com. Any forward-looking statements are as of the date hereof, and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contacts

Xerium Technologies, Inc.
Cliff Pietrafitta, 919-526-1444
Investor Relations
IR@xerium.com

Source: Xerium Technologies, Inc.